Exhibit 1.01

(TRANSLATION)

ARTICLES OF INCORPORATION

PIONEER CORPORATION

(TRANSLATION)

THE ARTICLES OF INCORPORATION
OF
PIONEER CORPORATION
(Pioneer Kabushiki Kaisha)

CHAPTER I

GENERAL RULES

Article 1. (Trade Name)

     The Company shall be called Pioneer Kabushiki Kaisha, and its English name shall be Pioneer Corporation.

Article 2. (Purpose)

     The purpose of the Company shall be to engage in the following lines of business:

(1)	Manufacture and sale of electronic and electrical machinery and appliances.

(2)	Manufacture and sale of optical instruments, medical instruments, and other machinery and appliances.

(3)	Planning, production, manufacture and sale of audio, video and computer software.

(4)	Manufacture and sale of woodwork.

(5)	Manufacture and sale of agricultural products and plants for their cultivation.

(6)	Sale of food and beverages including liquor, and operation of restaurants and amusement facilities.

(7)	Sale and purchase, rental and lease, and management of real estate and real estate agency business.

(8)	Publishing and printing business, advertising agency business, construction business and non-life insurance agency business.

(9)	Acquisition, management and transfer of industrial property rights, copyrights and other intellectual property rights.

(10)	All business incidental and related to each and every one of the businesses in the preceding paragraphs.

Article 3. (Head Office)

     The Company shall have its head office in Meguro-ku, Tokyo.

Article 4. (Public Notices)

     Public notices of the Company shall be given in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II

SHARES

Article 5. (Total Number of Shares Authorized to be Issued by the Company)

     The total number of shares authorized to be issued by the Company shall be four-hundred million (400,000,000) shares; provided, however, that if shares are retired, the total number of shares authorized to be issued by the Company shall be reduced by the number of shares so retired.

Article 6. (Purchases by the Company of Its Own Shares)

     The Company may, by a resolution of the Board of Directors, purchase its shares pursuant to the provisions of Item 2, Paragraph 1, Article 211-3 of the Commercial Code.

Article 7. (Number of Shares Constituting One Unit of Stock and Non-Issuance of Certificates for Constituting Less than One Full Unit)

(1)	The number of shares constituting one unit of stock of the Company shall be one hundred (100).

(2)	The Company shall not issue any certificate for any number of shares constituting less than one full unit of stock (hereinafter referred to as “fractional unit shares”).

Article 8. (Sale of Fractional Unit Shares)

     A shareholder (including beneficial shareholders; hereinafter the same shall apply) holding fractional unit shares may request the Company to sell to the shareholder the shares in such number as will, on being combined with the number of such fractional unit shares, equal one full unit of stock in accordance with the provisions of the Share Handling Regulations referred to in Article 9.

Article 9. (Transfer Agent)

(1)	The Company shall have a transfer agent with respect to its shares.

(2)	The transfer agent and its place of business shall be determined by a resolution of the Board of Directors and public notice shall be given thereof.

(3)	The register of shareholders and the register of beneficial shareholders and the register of lost share certificates of the Company shall be kept at the place of business of the transfer agent, and the business pertaining to shares, such as registration of transfers of shares, acceptance of the notice with respect to beneficial shareholders, registration of pledges and cancellation thereof, indication of trust assets and cancellation thereof, registration of lost share certificates and cancellation thereof, delivery of share certificates, purchase and sale of fractional unit shares, acceptance of applications, etc., shall be handled by such transfer agent, and the Company shall not itself handle the above matters directly.

Article 10. (Share Handling Regulations)

     The denominations of share certificates of the Company, as well as the business pertaining to the handling of shares, such as registration of transfers of shares, acceptance of the notice with respect to beneficial shareholders, registration of pledges and cancellation thereof, indication of trust assets and cancellation thereof, registration of lost share certificates and cancellation thereof, delivery of share certificates, purchase and sale of fractional unit shares, acceptance of applications and other handling procedures and the charges therefor shall be governed by the Share Handling Regulations determined by the Board of Directors.

Article 11. (Record Date)

(1)	The Company shall deem any shareholder having voting rights as appearing in writing or digitally on the register of shareholders and/or the register of beneficial shareholders at the end of each accounting period to be a shareholder who is entitled to exercise the rights of a shareholder at the ordinary general meeting of shareholders for that particular accounting period.

(2)	In addition to the preceding paragraph, the Company may, whenever necessary, by a resolution of the Board of Directors and upon giving prior public notice, deem any shareholder or pledgee whose name appears in writing or digitally on the register of shareholders and/or the register of beneficial shareholders as of the end of a specified date to be a shareholder or a pledgee who is entitled to exercise certain rights of a shareholder or a pledgee.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 12. (Time and Place to Hold General Meetings of Shareholders)

(1)	Ordinary general meetings of shareholders of the Company shall be convened annually in June and extraordinary general meetings of shareholders may be convened whenever necessary.

(2)	General meetings of shareholders may be convened at the seat of the head office, a place adjacent thereto, or in Minato-ku, Tokyo.

Article 13. (Convocation of General Meetings of Shareholders and Chairman Thereof)

(1)	Unless otherwise provided by law, the President and Director of the Company shall convene general meetings of shareholders by resolutions of the Board of Directors and shall act as the chairman of the meetings.

(2)	If the President and Director is unable to act, another director shall convene the meetings and act as the chairman of the meetings in accordance with an order of priority previously determined by the Board of Directors.

Article 14. (Method of Making Decisions of General Meetings of Shareholders)

(1)	Unless otherwise provided by law or in the Articles of Incorporation, resolutions of general meetings of shareholders shall be adopted by a majority vote of the shareholders present at the meetings.

(2)	Special resolutions to be adopted pursuant to the provisions of Article 343 of the Commercial Code shall be adopted by not less than two-thirds of the votes of the shareholders present at the meetings who hold not less than one-third of the votes of all shareholders.

Article 15. (Voting by a Proxy)

     A shareholder may exercise his voting right by a proxy, who shall also be a shareholder of the Company having voting rights; provided, however, that such shareholder or proxy shall submit to the Company a document evidencing his authority.

Article 16. (Minutes of General Meetings of Shareholders)

     The substance of the proceedings at general meetings of shareholders and the results thereof shall be recorded in the minutes in writing or digitally and the chairman of the meeting and the directors present shall affix their names and seals thereto or put their electronic signatures thereon.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 17. (Number of Directors)

     The Company shall have three (3) or more directors.

Article 18. (Election)

(1)	A resolution of a general meeting of shareholders for the election of directors shall require the presence of shareholders holding one-third or more of the voting rights of the total shareholders and it shall be adopted by a majority vote of the shareholders present.

(2)	No cumulative voting shall be used for the election of directors.

Article 19. (Term of Office)

     The term of office of a director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last closing of accounts within one (1) year after his assumption of office.

Article 20. (Directors with Specific Titles and Representative Directors)

(1)	The Company may elect by a resolution of the Board of Directors one Chairman and Director, one Vice Chairman and Director, one President and Director, and one or more Executive Vice Presidents and Directors, Senior Managing Directors, and Managing Directors.

(2)	By a resolution of the Board of Directors, one or more Directors who shall represent the Company shall be elected from those directors with specific titles referred to in the preceding paragraph.

Article 21. (Convocation of Meetings of the Board of Directors and Chairman Thereof)

(1)	Unless otherwise provided by law, the President and Director shall convene meetings of the Board of Directors and shall act as the chairman of the meetings.

(2)	If the President and Director is unable to act, another director shall convene the meetings and act as the chairman of the meetings in accordance with an order of priority previously determined by the Board of Directors.

(3)	The notice for convening meetings of the Board of Directors shall be sent to all the directors and corporate auditors four (4) days prior to the date of the meeting, provided that such period may be shortened in case of emergency.

Article 22. (Method of Making Decisions of Meetings of the Board of Directors)

     A resolution of a meeting of the Board of Directors shall require the presence of a majority of the total number of directors and it shall be adopted by a majority vote of the directors present.

Article 23. (Minutes of Meetings of the Board of Directors)

     The substance of the proceedings at meetings of the Board of Directors and the results thereof shall be recorded in the minutes in writing or digitally and the directors and the corporate auditors present shall affix their names and seals thereto or put their electronic signatures thereon.

Article 24. (Regulations of Meetings of the Board of Directors)

     Unless otherwise provided by law or in the Articles of Incorporation, matters pertaining to the meetings of the Board of Directors shall be governed by the Regulations of Meetings of the Board of Directors determined by the Board of Directors.

Article 25. (Remuneration and Retirement Allowances)

     The remuneration and retirement allowances for directors shall be determined by resolutions of general meetings of shareholders.

CHAPTER V

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 26. (Number of Corporate Auditors)

     The Company shall have three (3) or more corporate auditors.

Article 27. (Election)

     A resolution of a general meeting of shareholders for the election of corporate auditors shall require the presence of shareholders holding one-third or more of the voting rights of the total shareholders and it shall be adopted by a majority vote of the shareholders present.

Article 28. (Term of Office)

     The term of office of a corporate auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last closing of accounts within four (4) years after his assumption of office.

Article 29. (Term of Office of a Corporate Auditor Who is Elected to Fill a Vacancy)

     The term of office of a corporate auditor who is elected to fill a vacancy caused by retirement of a corporate auditor before the expiration of the latter’s term of office, shall expire when such predecessor’s full term of office would have expired.

Article 30. (Full Time Corporate Auditor(s))

     The Company shall have one (1) or more full time corporate auditor(s) who shall be elected by and from among the corporate auditors.

Article 31. (Convocation of Meetings of the Board of Corporate Auditors)

     The notice for convening meetings of the Board of Corporate Auditors shall be sent to all the corporate auditors four (4) days prior to the date of the meeting, provided that such period may be shortened in case of emergency.

Article 32. (Method of Making Decisions of Meetings of the Board of Corporate Auditors)

     Unless otherwise provided by law, a resolution of a meeting of the Board of Corporate Auditors shall be adopted by a majority vote of the corporate auditors.

Article 33. (Minutes of Meetings of the Board of Corporate Auditors)

     The substance of the proceedings at meetings of the Board of Corporate Auditors and the results thereof shall be recorded in the minutes in writing or digitally and the corporate auditors present shall affix their names and seals thereto or put their electronic signatures thereon.

Article 34. (Regulations of Meetings of the Board of Corporate Auditors)

     Unless otherwise provided by law or in the Articles of Incorporation, matters pertaining to the meetings of the Board of Corporate Auditors shall be governed by the Regulations of Meetings of the Board of Corporate Auditors determined by the Board of Corporate Auditors.

Article 35. (Remuneration and Retirement Allowances)

     The remuneration and retirement allowances for corporate auditors shall be determined by resolutions of general meetings of shareholders.

CHAPTER VI

ACCOUNTS

Article 36. (Business Year and Closing of Accounts)

     The business year of the Company shall commence on April 1 of each year and shall end on March 31 of the next following year, and the accounts shall be closed as of the last day of each business year.

Article 37. (Payment of Dividends and Interim Dividends)

(1)	Dividends on shares shall be paid to the shareholders or pledgees whose names appear in writing or digitally on the register of shareholders and/or the register of beneficial shareholders as of the end of each accounting period.

(2)	The Company may, by a resolution of the Board of Directors, make a payment of interim dividends (cash distribution pursuant to the provisions of Article 293-5 of the Commercial Code) to the shareholders or pledgees whose names appear in writing or digitally on the register of shareholders and/or the register of beneficial shareholders as of the end of September 30, each year.

Article 38. (Terms for Discharge of Liability for Dividend Payments)

(1)	If a dividend or an interim dividend on shares remains unreceived within three (3) full years after the date the payment therefor commenced, the Company shall be discharged from its obligation to pay such dividend or interim dividend.

(2)	Dividends and interim dividends to be paid shall bear no interest.

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Amended as of June 29, 2004